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                                                                  EXHIBIT 10.77

                              EARLY RETIREMENT AGREEMENT


     EARLY RETIREMENT AGREEMENT, dated as of August 6, 1998, by and between FOUNDATION HEALTH SYSTEMS, INC., a Delaware corporation, formerly known as Health Systems International, Inc. (the "Company"), and MALIK M. HASAN, M.D. ("Executive").

     WHEREAS, Executive has expressed his intention to retire from employment with the Company and, in connection with his retirement, the Company and Executive have determined to settle all of their respective rights and obligations in respect of his Employment Agreement (as defined below) and other matters pertaining to Executive's services with the Company;

     NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

     1. CONTINUING BOARD MEMBERSHIP. Effective as of the date hereof, the Executive hereby retires from active employment and hereby resigns (i) as Chief Executive Officer of the Company, (ii) from employment with the Company and each of its subsidiaries and affiliates and (iii) from each other officer or executive position held with the Company and each directorship or officer or executive position held with each of the Company's subsidiaries or affiliates. Executive shall remain as Chairman of the Board of Directors of the Company ("Chairman") until such date after September 30, 1998 and on or before March 1, 1999 that Executive shall determine, at which time Executive shall retire from the Board and resign as a member of the Board. Without limiting the foregoing, during his continued service as Chairman, Executive shall not engage in any Competitive Activity (as hereinafter defined). For his service as Chairman, Executive shall receive a fee of $165,000, payable as soon as practicable (but not more than five business days) after the date hereof, which shall be in lieu of the annual retainer fee and meeting fees provided to each of the Company's other non-employee directors. As Chairman, Executive shall not be entitled to participate in any benefit or incentive program or to receive any stock option or other equity award generally made available to non-employees directors.

     2. CANCELLATION OF THE EMPLOYMENT AGREEMENT. Executive and the Company are parties to an Amended and Restated Employment Agreement, dated as of March 10, 1997 (the "Employment Agreement"). The term of the Employment

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Agreement (determined without regard to any possible extension thereof) would have expired January 1, 2001. The Employment Agreement is hereby canceled and the parties shall have no further obligations to each other thereunder (other than for the Company's obligations to pay compensation earned prior to the date hereof). In consideration of the cancellation of the Employment Agreement, the Company shall pay Executive a single lump sum payment of $2,000,000 on or as soon as practicable (but in not event more than five business days) after the date hereof.

     3. 1998 BONUS. As soon as practicable, but in no event later than five business days after the date hereof, the Company shall pay Executive $793,000, which is an amount equal to the opportunity available to Executive for 1998 under Section 11 of the Employment Agreement, multiplied by a fraction, the numerator of which is the number of weeks in 1998 during which Executive served as Chief Executive Officer (31) and the denominator of which is 52.

     4. BENEFITS. (a) EMPLOYEE BENEFIT PROGRAMS. Except as otherwise expressly provided herein, Executive's participation in, and coverage under any and all Company provided benefit plans, policies and arrangements, including, without limitation, those available only to Executive or generally available to its employees or executives, shall cease on the date hereof. Executive shall be paid for 50 accrued and unused vacation days as soon as practicable (but not later than five business days) after the date hereof. The Company shall provide Executive and his eligible dependents with medical coverage, on the same basis as though Executive had continued in the employ of the Company, from and after the date hereof and through the date Executive attains age 65. In addition, after Executive has attained age 65 or following Executive's death, the Company shall provide Executive's current spouse (but not her dependents) with continued medical coverage on the same terms and conditions (except as expressly limited hereby) as such coverage was made available to Executive until the date she attains age 65; PROVIDED THAT such spousal coverage shall extend dependent coverage to Executive's currently eligible dependent child, to the extent that and so long as he is still eligible for dependent coverage under the Company's generally applicable policies and practices as in effect from time to time. Where applicable, the coverage provided pursuant to the two immediately preceding sentences will be secondary to any other coverage Executive or his spouse may from time to time have from any other source. If at any time that medical coverage is required to be provided to Executive or his spouse hereunder, coverage is not available to a former employee of the Company or his or her spouse or dependents for any reason under the Company's generally applicable employee benefit plans, the Company shall provide coverage (as otherwise required hereunder) which is comparable to that provided at such time to senior officers of the Company.

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     (b)  EQUIPMENT.  Executive shall be entitled to retain the business equipment currently made available for his use that is listed on Schedule 1 hereto. In addition, upon written notice to the Company delivered within 30 days of the date hereof, Executive shall have the right to purchase from the Company any of the furniture in any of his offices, and either of the automobiles (but not the limousines) currently made available for his use, in each case, at a purchase price equal to the depreciated cost at which each such item is carried on the Company's books. To the extent that any such purchase results in income to Executive under applicable income tax laws, such income shall be treated as subject to all generally applicable rules regarding wage withholding and reporting.

     (c) DEFERRED COMPENSATION AGREEMENT. The Company has established a grantor trust to which it has made contributions under and pursuant to the terms of the Deferred Compensation Agreement between the Company and Executive, dated as of March 3, 1996. The assets held in such trust shall be distributed to Executive in accordance with the provisions of such Deferred Compensation Agreement (including, without limitation, Section 6(a) thereof) in full and complete settlement of all of Executive's rights under such agreement, PROVIDED THAT Executive is hereby deemed to elect a distribution in kind under Section 2 thereof and that such distribution shall occur on January 2, 1999.

     5. SUPPORTING EMPLOYEES. Until October 15, 1998, the Company shall continue to make available, at its expense, all employees currently comprising Executive's staff at each of its locations and at Executive's residences, and to pay all costs associated with such support staff. During such sixty day period, the Company shall also pay all reasonable expenses related to the business equipment provided in support of Executive on the same basis as it paid such expenses immediately prior to the date hereof. After the expiration of such sixty day period, the Company shall not be responsible for providing such personnel to Executive nor for the expenses associated with such support or any business equipment, except that the Company shall be responsible for any expenses related to terminating any such employee's employment (should it decide to do so) or for terminating any contract regarding such services to which it is a party. Notwithstanding the foregoing, the Company shall make available to Executive a secretary at its office in Pueblo, Colorado until the earlier of April 15, 1999 or the date, if any, on which Executive engages in Competitive Activity (as hereinafter defined).

     6. EXPENSES. All expenses previously incurred by Executive prior to June 1, 1998 have been paid or reimbursed, or shall not be paid or reimbursed. Executive shall have no responsibility for or liability to the Company for expenses

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incurred on or before that date that have been paid or reimbursed by the
Company. Any reasonable business expenses incurred on or after June 1, 1998 shall be paid or reimbursed in accordance with the Company's generally applicable policies, subject to appropriate documentation and review. Any such expenses shall be submitted directly to the Company's Chief Executive Officer within five business days of the date hereof, or with respect to expenses incurred in the performance of his duties as Chairman, as soon as practicable (but in no event later than 30 days) after the incurrence thereof.

     7. STOCK OPTIONS. In recognition of his retirement from the Company and subject to the provisions of this section 7, all stock options currently held by Executive which are not currently exercisable shall be and become exercisable at the same time at, and to the same extent as, which they would have become exercisable by Executive had he continued in the Company's employ; PROVIDED THAT any such options that have not become exercisable in accordance with the foregoing shall be forfeited and expire automatically on any date on which Executive undertakes employment with or provides other paid services (including as a medical manager or director, consultant, partner, or independent contractor) to, or becomes an investor in, any health maintenance organization, health care management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any subsidiary in any geographical area in which the Company or any such subsidiary is currently providing such services ("Competitive Activity") or engages in a material breach of either of the covenants contained in section 9 and section 10 hereof. (Notwithstanding the foregoing, Competitive Activity shall not include (x) any investment by Executive of less than 5% in the outstanding voting securities of any public company; (y) services performed by Executive as a physician and not as an administrator, medical manager, medical director or executive or (z) services for any business or entity that has as its principal activity the direct provision of medical services to patients and which has no more than 20 affiliated physicians.) Each currently exercisable option and each option that shall hereafter become exercisable in accordance with the preceding provisions of this section 7 shall be exercisable by Executive (or, in the event of his death, his beneficiary) until May 31, 2001. Any stock options that have not been exercised prior to May 31, 2001 shall lapse and be canceled automatically without any further action.

     8. RETIREMENT BENEFITS. (a) CURRENT SERP. The Company shall, solely for purposes of the Company's current Supplemental Executive Retirement Plan ("SERP"), credit Executive with years of service for the period of his service with Pueblo Physicians, Inc., a predecessor of predecessors of the Company, which shall have the effect of providing Executive with 15 years of service for purposes of such SERP. In addition, the Supplemental Benefit payable to Executive under the SERP shall in all

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events be determined assuming that Executive had attained age 62 prior to the date on which his benefits commence thereunder. The Supplemental Benefit payable to Executive, taking into account the preceding provisions of this section 8, shall be calculated in accordance with the terms of the SERP, except that in no event shall the bonus referred to in section 3 hereof be taken into account in determining the amount of Executive's benefits under the SERP. The Company shall provide Executive with a calculation of the monthly benefit payable under the SERP, taking into account all applicable offsets thereto, within ten business days of the date hereof. Except as otherwise expressly provided above, payment of any benefit under the SERP shall be made in accordance with its terms, and Executive shall have all rights of a participant under the SERP, including all elections as to the form of benefit. Executive shall have 30 days after the execution hereof to make any and all elections with respect to the form of payment under the SERP. Payment of benefits under the SERP shall commence as soon as practicable (but not later than ten business days) after receipt of Executive's election as to the form of annuity payment.

     (b) PRIOR RETIREMENT ACCOUNT. Prior to the adoption of the SERP, the Company (or one of its predecessors) maintained another nonqualified retirement benefit plan, which is an offset to the Supplemental Benefit provided under the SERP. The amount currently credited to Executive's benefit under such account shall be paid in accordance with the terms of such benefit plan and shall be calculated and quantified by the Company and identified to Executive within ten business days hereof. The balance in such account shall be distributed, at the election of Executive, by a single lump sum cash payment of the value of such account or by a distribution of the life insurance policies on Executive's life which the Company holds to assist it in meeting its obligations to Executive, as soon as practicable, but in no event later than 30 days following the execution hereof, in full and complete satisfaction of the Executive's rights thereunder. If Executive shall not have delivered written notice of the form of distribution within 20 days of the date hereof, Executive shall have been deemed to have elected to receive a distribution in kind. In the event that Executive receives a distribution in kind, the Company shall have no duty or obligation to make any premium payments on or in respect of such policies after the date of such distribution.

     9. NON-SOLICITATION. Until May 31, 2001, Executive will not solicit or otherwise induce any executive of the Company or its subsidiaries to leave the employ of the Company or such subsidiaries or to become associated, whether as an executive, officer, partner, director, consultant or otherwise, with any business organization.

     10. NON-DISCLOSURE. Without the prior written consent of the Company, except to the extent required by an order of a court having competent juris-

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diction or under subpoena from an appropriate government agency or as may be necessary in the conduct of his duties as Chairman, Executive shall not disclose or use in any way for his personal benefit or for the benefit of any third party, any trade secrets, customer lists, provider lists, product development and related information, marketing plans and related information, sales plans and related information, management organization and related information, operating policies and manuals, business plans and related information, financial records and related information or other financial, commercial, business or technical information related to the Company or any of its subsidiaries to any third person unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement.

     11. INTENTION OF THE PARTIES. If any provision of Sections 7, 9 or 10 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provisions should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties. Executive agrees that, if Executive shall breach any of the covenants contained in Section 9 or 10, in addition to the remedy described in section 7 hereof, the Company shall be entitled to such injunctive relief as a court or arbitrator shall reasonably determine unless such breach is an inadvertent breach that does not result in any significant harm to the Company.

     12. RELEASES. (a) EXECUTIVE RELEASE. In consideration of a payment of $1,750,000, to be made in a single lump sum, on the eighth business day following execution thereof (but if, and only if, the release referred to below has not been revoked in accordance with its terms), Executive shall execute the release in favor of the Company attached hereto as Exhibit A. Such release shall pertain to any and all claims that Executive may now have or may hereafter have against the Company or any of its predecessors, subsidiaries or affiliates arising out of or in connection with Executive's employment with, or service as an officer or a director of, the Company or any of its subsidiaries, other than any claim for the benefits to be provided to Executive under this Agreement or under any of the Company's applicable employee benefit plans (other than any severance plan or policy or any other benefit plan or program specifically referred to in this Agreement and for which payment is made in accordance with the terms hereof, which payment is stated to be in satisfaction of Executive's rights thereunder). If such release is revoked by Executive as permitted thereunder, this section 12 and the provisions of section 7 shall be rendered void and without effect, and (x) the Company shall have no obligation to make the payment provided for in this section 12, (y) all of Executive's unexercisable options shall be forfeited and (z) Executive's currently

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exercisable stock options shall only be exercisable for 90 days after the date hereof. Except as provided in the immediately preceding sentence and the provisions of section 12(b), all other provisions of this Agreement shall remain in full force and effect.

     (b) COMPANY'S RELEASE. In consideration of Executive's release, Executive's covenants hereunder and the other benefits conveyed to the Company hereby, the Company shall execute the release in favor of Executive attached hereto as Exhibit B. Such release shall pertain to any and all claims that the Company may now have or may hereafter have against Executive arising out of or in connection with Executive's employment with, or service as an officer or a director of, the Company and any of its subsidiaries other than any claim under this Agreement, any claim arising out of or related to any intentional misconduct or fraud perpetrated against the Company or any of its affiliates or customers or any claim relating to the reimbursement of premiums paid in respect of the split-dollar life insurance policy on Executive's life. Notwithstanding anything contained herein to the contrary, if Executive revokes the release described in section 12(a), the Company's release under this Section 12(b) shall be rendered void and without effect.

     13. INDEMNITY. The Company shall indemnify Executive in accordance with the terms and conditions of the Indemnification Agreement by and between the Company and Executive dated as of August 10, 1996, which is incorporated herein and expressly made a part hereof. The Company shall also use its reasonable commercial best efforts to cause Executive to be treated as an additional named insured on any liability and errors and omissions policies that it has in effect from time to time and which extend coverage generally to the Company's senior officers or directors for a period extending until the earlier to occur of one year from the date of Executive's death and twenty-two (22) years from the date hereof.

     14. WITHHOLDING. All cash payments to be made under this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. To the extent any compensation is payable to Executive in accordance with this Agreement other than as a payment in cash, Executive shall be required to pay the Company an amount equal to all applicable income and employment taxes required to be withheld with respect thereto.

     15. MISCELLANEOUS. This Agreement may be amended only by a written instrument signed by the Company and Executive. Except with respect to any other agreement between the Company and Executive that is specifically referenced herein and intended to continue beyond the execution of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to

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the subject matter hereof. The obligations of the Company to Executive and the covenants of Executive in favor of the Company shall survive the termination of Executive's continued services as a member of the Board of Directors. This Agreement shall be governed by the laws of the State of Delaware, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at (i) the Company's

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California headquarters, if notice shall be to the Company, or (ii) the address of Executive's permanent residence as listed on the Company's records from time to time or to such other address as either such party shall direct in accordance with the requirements of this Section 15.

     IN WITNESS WHEREOF, the parties have executed this Early Retirement Agreement effective as of the day first written above.

                              FOUNDATION HEALTH SYSTEMS, INC.

                              By: /s/ Jay M. Gellert
                                 ------------------------------------------
                              Title: President and Chief Operating Officer


                              MALIK M. HASAN, M.D.

                               /s/ Malik M. Hasan
                              ---------------------------------------------